Exhibit 99.1

Independence Contract Drilling, Inc. Reports Financial Results For The Fourth Quarter And Year Ended December 31, 2017

HOUSTON, Feb. 26, 2018 /PRNewswire/ -- INDEPENDENCE CONTRACT DRILLING, INC. (the "Company") (NYSE: ICD) today reported financial results for the three and twelve months ended December 31, 2017.

Fourth Quarter 2017 Highlights

  Net loss of $5.7 million, or $0.15 per share.
  Adjusted net loss, as defined below, of $4.6 million, or $0.12 per share.
  Adjusted EBITDA, as defined below, of $3.7 million.
  Fleet utilization of 100.0%.
  Record revenue days of 1,289.
  Fully-burdened margin per day, of $5,244 per day.
  Net debt, excluding capitalized leases, of $46.0 million, on a borrowing base of $106.7 million.

In the fourth quarter of 2017, the Company reported revenues of $25.0 million, a net loss of $5.7 million, or $0.15 per share, an adjusted net loss (defined below) of $4.6 million, or $0.12 per share, and adjusted EBITDA (defined below) of $3.7 million. This compares to revenues of $23.4 million, a net loss of $6.0 million, or $0.16 per share, an adjusted net loss of $5.1 million, or $0.13 per share, and adjusted EBITDA of $3.1 million in the third quarter of 2017, and revenues of $18.0 million, a net loss of $10.4 million, or $0.28 per share, an adjusted net loss of $5.2 million, or $0.14 per share, and adjusted EBITDA of $2.6 million in the fourth quarter of 2016.

For the year ended December 31, 2017, the Company reported revenues of $90.0 million, a net loss of $24.3 million, or $0.64 per share, an adjusted net loss of $20.1 million, or $0.53 per share, and adjusted EBITDA of $12.6 million. This compares to revenues of $70.1 million, a net loss of $22.2 million, or $0.67 per share, an adjusted net loss of $14.4 million, or $0.43 per share, and adjusted EBITDA of $16.4 million for the twelve months ended December 31, 2016.

Chief Executive Officer Byron Dunn commented, "The fourth quarter represented a significant milestone for ICD as we generated record revenue days on 100% utilization of our entire rig fleet. Market conditions continue to improve since year end, with demand and dayrates increasing for ICD's ShaleDriller rigs. Since year end, we extended contracts for four rigs adding three rig years of backlog. As a result of improving market conditions and outlook for our business, I am pleased to announce that our Board has approved completion of our next newbuild ShaleDriller rig, which we anticipate entering the market in early-to-mid third quarter of this year.

Quarterly Operational Results

In the fourth quarter of 2017, the Company's fleet operated at 100.0% utilization and recorded 1,289 revenue days compared to 98.0% utilization and 1,235 revenue days in the third quarter of 2017 and 78.2% utilization and 936 revenue days in the fourth quarter of 2016. There were no revenue days earned on a standby-without-crew basis in the fourth or third quarters of 2017, compared to 92.0 days in the fourth quarter of 2016.

Operating revenues in the fourth quarter of 2017 totaled $25.0 million, compared to $23.4 million in the third quarter of 2017 and $18.0 million in the fourth quarter of 2016. On a revenue-per-day basis, revenues were $18,338 per day in the fourth quarter of 2017, compared to $18,034 in the third quarter of 2017 and $18,224 in the fourth quarter of 2016. Sequential revenue-per-day improvements were driven by increased pricing on contract renewals, partially offset by the expiration of a higher priced legacy contract that benefitted the prior quarter.

Operating costs in the fourth quarter of 2017 totaled $18.8 million, compared to $18.2 million in the third quarter of 2017 and $12.1 million in the fourth quarter of 2016. Fourth quarter 2017 operating costs included $0.5 million in expensed rig construction costs, third quarter 2017 operating costs included $0.4 million in rig construction costs, and fourth quarter 2016 operating costs included $0.9 million of reactivation costs and $0.2 million in rig construction costs. Fully-burdened operating costs, excluding reactivation and rig construction costs, were $13,094 per day in the fourth quarter of 2017, compared to $13,513 in the third quarter of 2017 and $10,681 in the fourth quarter of 2016. The sequential decrease in cost per day related to higher operating costs in the third quarter of 2017 related to higher maintenance and repair expense and Hurricane Harvey and other weather-related costs.

Fourth quarter 2017 fully-burdened rig operating margins, excluding reactivation and expensed rig construction costs, were $5,244 per day, compared to $4,521 per day in the third quarter of 2017 and $7,543 per day in the fourth quarter of 2016.

Selling, general and administrative expenses in the fourth quarter of 2017 were $3.1 million (including $0.5 million of non-cash stock-based compensation), compared to $2.9 million (including $0.9 million of non-cash stock-based compensation) in the third quarter of 2017 and $4.3 million (including $0.9 million of non-cash stock-based compensation) in the fourth quarter of 2016. The increase in selling, general and administrative expenses compared to the third quarter of 2017 related primarily to an increase in incentive compensation expense, professional fees, and franchise tax expense, offset by lower non-cash stock-based compensation.

Drilling Operations Update

All 14 of the Company's ShaleDriller® rigs are contracted and operating under term contracts.

At December 31, 2017, the Company's proforma backlog of revenues from contracts with original terms of six months or more, including contract extensions signed subsequent to year end, was $75 million. Approximately 88% of this backlog is expected to be realized during 2018.

Capital Expenditures and Liquidity Update

Aggregate cash outlays for capital expenditures in the fourth quarter of 2017, net of disposals, were $4.2 million including $2.5 million of payments for third quarter deliveries. The Company's capital expenditure budget for 2018 is $20.5 million, including $10 million associated with the completion of one additional newbuild rig.

As of December 31, 2017, the Company had drawn $48.5 million on its $85.0 million revolving credit facility and had net debt, excluding capital leases, of $46.0 million. The borrowing base under the Company's credit facility was $106.7 million as of December 31, 2017.

Conference Call Details

A conference call for investors will be held today, February 26, 2018, at 11:00 a.m. Central Time (12:00 p.m. Eastern Time) to discuss the Company's fourth quarter and year end 2017 results. Hosting the call will be Byron A. Dunn, President and Chief Executive Officer, and Philip A. Choyce, Executive Vice President and Chief Financial Officer.

The call can be accessed live over the telephone by dialing (855) 239-3115 or for international callers, (412) 542-4125. A replay will be available shortly after the call and can be accessed by dialing (877) 344-7529 or for international callers, (412) 317-0088. The passcode for the replay is 10117032. The replay will be available until March 5, 2018.

Interested parties may also listen to a simultaneous webcast of the conference call by logging onto the Company's website at www.icdrilling.com in the Investor Relations section. A replay of the webcast will also be available for approximately 30 days following the call.

About Independence Contract Drilling, Inc.

Independence Contract Drilling provides land-based contract drilling services for oil and natural gas producers in the United States. The Company constructs, owns and operates a fleet of pad-optimal ShaleDriller rigs that are specifically engineered and designed to accelerate its clients' production profiles and cash flows from their most technically demanding and economically impactful oil and gas properties. For more information, visit www.icdrilling.com.

Forward-Looking Statements

This news release contains certain forward-looking statements within the meaning of the federal securities laws. Words such as "anticipated," "estimated," "expected," "planned," "scheduled," "targeted," "believes," "intends," "objectives," "projects," "strategies" and similar expressions are used to identify such forward-looking statements. However, the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements relating to Independence Contract Drilling's operations are based on a number of expectations or assumptions which have been used to develop such information and statements but which may prove to be incorrect. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict, and there can be no assurance that actual outcomes and results will not differ materially from those expected by management of Independence Contract Drilling. For more information concerning factors that could cause actual results to differ materially from those conveyed in the forward-looking statements, please refer to the "Risk Factors" section of the Company's Annual Report on Form 10-K, filed with the SEC and the information included in subsequent amendments and other filings. These forward-looking statements are based on and include our expectations as of the date hereof. Independence Contract Drilling does not undertake any obligation to update or revise such forward-looking statements to reflect events or circumstances that occur, or which Independence Contract Drilling becomes aware of, after the date hereof.

INDEPENDENCE CONTRACT DRILLING, INC.
Unaudited
(in thousands, except par value and share data)

BALANCE SHEETS

	December 31, 2017	December 31, 2016
Assets
Cash and cash equivalents	$ 2,533	$ 7,071
Accounts receivable, net	18,056	11,468
Inventories	2,710	2,336
Assets held for sale	4,637	3,915
Prepaid expenses and other current assets	2,957	3,102
Total current assets	30,893	27,892
Property, plant and equipment, net	272,388	273,188
Other long-term assets, net	1,364	1,027
Total assets	$ 304,645	$ 302,107
Liabilities and Stockholders' Equity
Liabilities
Current portion of long-term debt (1)	$ 533	$ 441
Accounts payable	11,627	10,031
Accrued liabilities	6,969	7,821
Total current liabilities	19,129	18,293
Long-term debt (2)	49,278	26,078
Deferred income taxes, net	683	396
Other long-term liabilities	73	88
Total liabilities	69,163	44,855
Commitments and contingencies
Stockholders' equity
Common stock, $0.01 par value, 100,000,000 shares authorized; 38,246,919 and 37,831,723 shares issued, respectively; and 37,985,225 and 37,617,920 shares outstanding, respectively	380	376
Additional paid-in capital	326,616	323,918
Accumulated deficit	(89,645)	(65,347)
Treasury stock, at cost, 261,694 and 213,803 shares, respectively	(1,869)	(1,695)
Total stockholders' equity	235,482	257,252
Total liabilities and stockholders' equity	$ 304,645	$ 302,107

(1)	Current portion of long-term debt relates to the current portion of vehicle capital lease obligations.

(2)

As of December 31, 2017, long-term debt includes $737K of long-term vehicle capital lease obligations.  As of December 31, 2016, long-term debt included $326K of long-term vehicle capital lease obligations.

INDEPENDENCE CONTRACT DRILLING, INC.
Unaudited
(in thousands, except per share amounts)

STATEMENTS OF OPERATIONS

	Three Months Ended			Twelve Months Ended
	December 31,		September 30,	December 31,
	2017	2016	2017	2017	2016

Revenues	$ 25,041	$ 17,988	$ 23,445	$ 90,007	$ 70,062
Costs and expenses
Operating costs	18,780	12,066	18,247	67,733	43,277
Selling, general and administrative	3,112	4,276	2,948	13,213	16,144
Depreciation and amortization	6,724	6,157	6,529	25,844	23,808
Asset impairments, net of insurance recoveries	994	3,822	899	2,568	3,822
Loss on disposition of assets, net	104	1,354	-	1,677	1,942
Total cost and expenses	29,714	27,675	28,623	111,035	88,993
Operating loss	(4,673)	(9,687)	(5,178)	(21,028)	(18,931)
Interest expense	(895)	(553)	(772)	(2,983)	(3,045)
Loss before income taxes	(5,568)	(10,240)	(5,950)	(24,011)	(21,976)
Income tax expense	177	135	30	287	202
Net loss	$ (5,745)	$ (10,375)	$ (5,980)	$ (24,298)	$ (22,178)

Loss per share:
Basic and Diluted	$ (0.15)	$ (0.28)	$ (0.16)	$ (0.64)	$ (0.67)

Weighted average number of common shares outstanding:
Basic and Diluted	37,983	37,461	37,839	37,762	33,118

INDEPENDENCE CONTRACT DRILLING, INC.
Unaudited
(in thousands)

STATEMENTS OF CASH FLOWS

	Twelve Months Ended December 31,
	2017	2016

Cash flows from operating activities
Net loss	$(24,298)	$(22,178)
Adjustments to reconcile net loss to net cash provided by operating activities
Depreciation and amortization	25,844	23,808
Asset impairments, net of insurance recoveries	2,568	3,822
Stock-based compensation	3,565	4,249
Stock-based compensation - executive retirement	-	(67)
Loss on disposition of assets, net	1,677	1,942
Deferred income taxes	287	203
Amortization of deferred financing costs	434	532
Write-off of deferred financing costs	-	504
Changes in operating assets and liabilities
Accounts receivable	(6,588)	6,772
Inventories	(301)	55
Prepaid expenses and other assets	133	212
Accounts payable and accrued liabilities	1,612	(2,881)
Net cash provided by operating activities	4,933	16,973

Cash flows from investing activities
Purchases of property, plant and equipment	(31,347)	(21,106)
Proceeds from insurance claims	-	188
Proceeds from the sale of assets	1,253	860
Net cash used in investing activities	(30,094)	(20,058)

Cash flows from financing activities
Borrowings under credit facility	44,451	49,048
Repayments under credit facility	(21,662)	(86,004)
Public offering proceeds, net of offering costs	-	42,920
Purchase of treasury stock	(174)	(409)
RSUs withheld for taxes	(863)	-
Financing costs paid	(530)	(217)
Payments for capital lease obligations	(599)	(526)
Net cash provided by financing activities	20,623	4,812
Net (decrease) increase in cash and cash equivalents	(4,538)	1,727

Cash and cash equivalents
Beginning of year	7,071	5,344
End of year	$ 2,533	$ 7,071

Supplemental disclosure of cash flow information
Cash paid during the year for interest	$ 2,680	$ 2,198
Cash paid (received) during the year for income taxes	$ -	$ (133)
Supplemental disclosure of non-cash investing and financing activity
Change in property, plant and equipment purchases in accounts payable	$ (882)	$ 1,670
Additions to property, plant and equipment through capital leases	$ 1,102	$ 1,293

The following table provides various financial and operational data for the Company's operations during the three months ending December 31, 2017 and 2016 and September 30, 2017 and the twelve months ending December 31, 2017 and 2016. This information contains non-GAAP financial measures of the Company's operating performance. The Company believes this non-GAAP information is useful because it provides a means to evaluate the operating performance of the Company on an ongoing basis using criteria that are used by our management. Additionally, it highlights operating trends and aids analytical comparisons. However, this information has limitations and should not be used as an alternative to operating income (loss) or cash flow performance measures determined in accordance with GAAP, as this information excludes certain costs that may affect the Company's operating performance in future periods.

OTHER FINANCIAL & OPERATING DATA
Unaudited

	Three Months Ended			Twelve Months Ended
	December 31, 2017	December 31, 2016	September 30, 2017	December 31, 2017	December 31, 2016

Number of completed rigs end of period	14	14	14	14	14
Rig operating days (1)	1,288.6	935.8	1,234.7	4,707.4	3,385.1
Average number of operating rigs (2)	14.0	10.2	13.4	12.9	9.2
Rig utilization (3)	100.0%	78.2%	98.0%	96.0%	73.6%
Average revenue per operating day (4)	$ 18,338	$ 18,224	$ 18,034	$ 18,137	$ 19,661
Average cost per operating day (5)	$ 13,094	$ 10,681	$ 13,513	$ 12,899	$ 10,274
Average rig margin per operating day	$ 5,244	$ 7,543	$ 4,521	$ 5,238	$ 9,387

(1)

Rig operating days represent the number of days our rigs are earning revenue under a contract during the period, including days that standby revenues are earned.  For the three months ended December 31, 2017 and September 30, 2017 there were zero operating days in which the Company earned revenue on a standby basis. For the three months ended December 31, 2016 there were 92.0 operating days in which the Company earned revenue on a standby basis including 92.0 standby-without-crew days.  For the twelve months ended December 31, 2017 and 2016 there were 77.9 and 882.1 operating days in which the Company earned revenue on a standby basis, respectively, including 69.0 and 839.0 standby-without-crew days, respectively.

(2)	Average number of operating rigs is calculated by dividing the total number of rig operating days in the period by the total number of calendar days in the period.

(3)	Rig utilization is calculated as rig operating days divided by the total number of days our drilling rigs are available during the applicable period.

(4)

Average revenue per operating day represents total contract drilling revenues earned during the period divided by rig operating days in the period.  Excluded in calculating average revenue per operating day are revenues associated with the reimbursement of out-of-pocket costs paid by customers of $1.4 million, $0.9 million and $1.2 million for the three months ended December 31, 2017 and 2016 and September 30, 2017, respectively, and $4.6 million and $3.5 million for the twelve months ended December 31, 2017 and 2016, respectively.  Included in calculating average revenue per operating day for the twelve months ended December 31, 2016 was $1.8 million of early termination revenues associated with a contract termination at the end of the first quarter of 2016. The fourth quarter of 2017 and 2016 and the third quarter of 2017 did not include any early termination revenues.

(5)

Average cost per operating day represents total direct operating costs incurred during the period divided by rig operating days in the period.  The following costs are excluded in calculating average cost per operating day: (i) out-of-pocket costs reimbursed by customers of $1.4 million, $0.9 million and $1.2 million for the three months ended December 31, 2017 and 2016 and September 30, 2017, respectively, and $4.6 million and $3.5 million for the twelve months ended December 31, 2017 and 2016, respectively, (ii) new crew training costs of zero, $30 thousand and zero for the three months ended December 31, 2017 and 2016 and September 30, 2017, respectively, and $0.1 million and $0.5 million for the twelve months ended December 31, 2017 and 2016, respectively, (iii) construction overhead costs expensed due to reduced rig construction activity of $0.5 million, $0.2 million and $0.4 million for the three months ended December 31, 2017 and 2016 and September 30, 2017, respectively, and $1.1 million and $1.5 million for the twelve months ended December 31, 2017 and 2016, respectively, (iv) rig reactivation costs for the three months ended December 31, 2017 and 2016 and September 30, 2017 of zero, $0.9 million and zero, respectively, (excluding zero, $30 thousand and zero of new crew training costs (included in (ii) above), respectively), and $1.0 million and $3.0 million for the twelve months ended December 31, 2017 and 2016, respectively, (excluding $0.1 million and $0.5 million of new crew training costs (included in (ii) above), respectively), and (v) out-of-pocket expenses of $0.1 million, net of insurance recoveries, incurred as a result of damage to one of our rig's mast during the twelve months ended December 31, 2017.

Non-GAAP Financial Measures

Adjusted net loss, EBITDA and adjusted EBITDA are supplemental non-GAAP financial measures that are used by management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies. In addition, adjusted EBITDA is consistent with how EBITDA is calculated under our revolving credit facility for purposes of determining our compliance with various financial covenants. We define "EBITDA" as earnings (or loss) before interest, taxes, depreciation, and amortization, and we define "adjusted EBITDA" as EBITDA before stock-based compensation, non-cash asset impairments, gains or losses on disposition of assets, and other non-recurring items added back to, or subtracted from, net income for purposes of calculating EBITDA under our revolving credit facility. Neither adjusted net loss, EBITDA or adjusted EBITDA is a measure of net income as determined by U.S. generally accepted accounting principles ("GAAP").

Management believes adjusted net loss, EBITDA and adjusted EBITDA are useful because they allow our stockholders to more effectively evaluate our operating performance and compliance with various financial covenants under our revolving credit facility and compare the results of our operations from period to period and against our peers without regard to our financing methods or capital structure or non-recurring, non-cash transactions. We exclude the items listed above from net income (loss) in calculating adjusted net loss, EBITDA and adjusted EBITDA because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. None of adjusted net loss, EBITDA or adjusted EBITDA should be considered an alternative to, or more meaningful than, net income (loss), the most closely comparable financial measure calculated in accordance with GAAP or as an indicator of our operating performance or liquidity. Certain items excluded from adjusted net loss, EBITDA and adjusted EBITDA are significant components in understanding and assessing a company's financial performance, such as a company's return of assets, cost of capital and tax structure. Our presentation of adjusted net loss, EBITDA and adjusted EBITDA should not be construed as an inference that our results will be unaffected by unusual or non-recurring items. Our computations of adjusted net loss, EBITDA and adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

Reconciliation of Net Loss to Adjusted Net Loss:

	(Unaudited)						(Unaudited)
	Three Months Ended						Twelve Months Ended
	December 31, 2017		December 31, 2016		September 30, 2017		December 31, 2017		December 31, 2016
	Amount	Per Share	Amount	Per Share	Amount	Per Share	Amount	Per Share	Amount	Per Share
(in thousands)
Net loss	$(5,745)	$(0.15)	$(10,375)	$(0.28)	$(5,980)	$(0.16)	$(24,298)	$(0.64)	$(22,178)	$(0.67)
Add back:
Asset impairments, net of insurance recoveries (1)	994	0.03	3,822	0.10	899	0.03	2,568	0.07	3,822	0.12
Loss on disposition of assets, net (2)	104	-	1,354	0.04	-	-	1,677	0.04	1,942	0.06
Write-off of deferred financing costs (3)	-	-	-	-	-	-	-	-	504	0.02
Stock-based compensation - executive retirement (4)	-	-	-	-	-	-	-	-	(67)	(0.01)
Executive retirement (4)	-	-	-	-	-	-	-	-	1,552	0.05
Adjusted net loss	$(4,647)	$(0.12)	$ (5,199)	$(0.14)	$(5,081)	$(0.13)	$(20,053)	$(0.53)	$(14,425)	$(0.43)

Reconciliation of Net Loss to EBITDA and Adjusted EBITDA:

	(Unaudited)			(Unaudited)
	Three Months Ended			Twelve Months Ended
	December 31, 2017	December 31, 2016	September 30, 2017	December 31, 2017	December 31, 2016
(in thousands)
Net loss	$ (5,745)	$ (10,375)	$ (5,980)	$ (24,298)	$ (22,178)
Add back:
Income tax expense	177	135	30	287	202
Interest expense	895	553	772	2,983	3,045
Depreciation and amortization	6,724	6,157	6,529	25,844	23,808
Asset impairments, net of insurance recoveries (1)	994	3,822	899	2,568	3,822
EBITDA	3,045	292	2,250	7,384	8,699
Loss on disposition of assets, net (2)	104	1,354	-	1,677	1,942
Stock-based compensation	528	913	867	3,565	4,249
Stock-based compensation - executive retirement (4)	-	-	-	-	(67)
Executive retirement (4)	-	-	-	-	1,552
Adjusted EBITDA	$ 3,677	$ 2,559	$ 3,117	$ 12,626	$ 16,375

(1)

In the fourth quarter of 2017, we recorded a $1.0 million, or $0.03 per share, non-cash impairment of certain held for sale assets.  In the third quarter of 2017, we recorded a $0.6 million, or $0.02 per share, non-cash impairment of the Galayda facility as a result of water-related damage from the heavy rainfall that occurred during Hurricane Harvey in August 2017, as well as a $0.3 million, or $0.01 per share, non-cash impairment representing the estimated damage to a piece of drilling equipment, net of insurance recoveries. In the fourth quarter of 2016, we recorded a $3.8 million, or $0.10 per share, non-cash write-down of assets held for sale to reflect their current fair value less estimated selling costs.  For the full year 2017, we recorded a $2.6 million, or $0.07 per share, non-cash impairment primarily attributable to asset impairment expense associated with the impairment of certain held for sale assets and the impairment of our corporate headquarters as a result of water damage attributable to Hurricane Harvey.  For the full year 2016, we recorded a $3.8 million, or $0.12 per share, non-cash impairment of assets held for sale to reflect their current market value less estimated selling costs

(2)

In the fourth quarter of 2016, we recorded a loss on disposition of assets of $1.4 million, or $0.04 per share, primarily due to a non-cash disposal of equipment in connection with the upgrade to 7,500 psi mud systems.  For the full year 2017, we recorded a loss on disposition of assets of $1.7 million, or $0.04 per share, primarily attributable to a $0.7 million loss on the sale of drilling equipment previously designated as held for sale and a $0.8 million non-cash disposal of equipment in connection with upgrades to 7,500 psi mud systems.  For the full year 2016, we recorded a loss on disposition of assets of $1.9 million, or $0.06 per share, primarily due to non-cash disposal of equipment in connection with the upgrade to 7,500 psi mud systems.

(3)

For the full year 2016, we recorded $0.5 million, or $0.02 per share, related to the amortization of deferred financing costs in connection with a reduction of commitments under the Company's revolving credit facility in April 2016.

(4)	For the full year 2016, we recorded $1.5 million, or $0.04 per share, of retirement benefits associated with the departure of an executive officer.

INVESTOR CONTACTS:
Independence Contract Drilling, Inc.
E-mail inquiries to: Investor.relations@icdrilling.com
Phone inquiries: (281) 598-1211